Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-289647 and No.333-278243) and Form S-8 (No. 333-287046) of our reports dated February 25, 2026, relating to the financial statements of TPG Mortgage Investment Trust, Inc. and the effectiveness of TPG Mortgage Investment Trust, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, New York
February 25, 2026